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WORLDPORT COMMUNICATIONS,  INC.                                     EXHIBIT 12.1

         Statement Re: Computation of Ratio of Earnings to Fixed Charges
                                 (In thousands)

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


                                                      1996          1997          1998
                                                    ------       -------       -------
         FIXED CHARGES:

Interest expense (including                            (24)         (193)      (24,570)
amortization of debt issuance costs)
Capitalized interest                                    --            --            --
Interest element of rent expense                        --           (30)         (420)
                                                       (24)         (223)      (24,990)
                                                    ======       =======       =======

              EARNINGS:
Consolidated net loss                                 (260)       (3,492)      (76,772)
  Add back:
Minority interest                                       --            --          (903)
Provision (benefit) for income taxes                    --            --            --
Fixed charges excluding cap interest                   (24)         (223)      (24,990)
                                                      (236)       (3,269)      (52,685)
                                                    ======       =======       =======

       COVERAGE  (DEFICIENCY)                         (260)       (3,492)      (77,675)
                                                    ======       =======       =======

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